    As filed with the Securities and Exchange Commission on September 3, 2002

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-8
                             Registration Statement
                                      under
                           THE SECURITIES ACT OF 1933

                                  ------------

                            MERRILL LYNCH & CO., INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                    13-2740599
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                            4 World Financial Center
                            New York, New York 10080
                                 (212) 449-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ------------

            MERRILL LYNCH & CO., INC. 2003 DEFERRED COMPENSATION PLAN
                    FOR A SELECT GROUP OF ELIGIBLE EMPLOYEES
                            (Full title of the plan)

                                  ------------

                            Katherine H. Zrike, Esq.
                            Merrill Lynch & Co., Inc.
                            222 Broadway - 17th Floor
                            New York, New York 10038
                                 (212) 670-0180
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
   Title of securities         Amount to             Proposed maximum          Proposed maximum aggregate        Amount of
    to be registered          be registered   offering price per obligation       offering price(2)          registration fee
=============================================================================================================================
Deferred Compensation         $500,000,000                 100%                     $500,000,000                 $46,000
Obligations(1)
=============================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Merrill Lynch & Co., Inc. to pay deferred compensation in the future in accordance with the terms of the Merrill Lynch & Co., Inc. 2003 Deferred Compensation Plan for a Select Group of Eligible Employees.

(2) Estimated solely for the purpose of determining the registration fee.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Annual Report of Merrill Lynch & Co., Inc. (the "Company") on
Form 10-K for the fiscal year ended December 28, 2001, Quarterly Reports on Form 10-Q for the quarters ended March 29, 2002 and June 28, 2002 and Current Reports on Form 8-K dated January 9, 2002, January 16, 2002, January 23, 2002, January 29, 2002, February 1, 2002 (two reports), February 8, 2002, February 11, 2002, February 21, 2002, February 26, 2002, March 1, 2002 (two reports), March 7, 2002, March 13, 2002, March 15, 2002, March 20, 2002, March 22, 2002, March 28,
2002 (four reports), April 11, 2002, April 17, 2002, April 18, 2002, April 26,
2002, May 1, 2002, May 3, 2002 (four reports), May 7, 2002, May 14, 2002, May
17, 2002, May 21, 2002, May 28, 2002, May 31, 2002, June 11, 2002, June 28, 2002
(two reports), July 16, 2002, July 22, 2002, July 31, 2002, August 7, 2002,
August 15, 2002, August 23, 2002, and August 30, 2002 (two reports), filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference herein. Information furnished under Item 9 of Form 8-K is not incorporated by reference herein.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Under the Merrill Lynch & Co., Inc. 2003 Deferred Compensation Plan for a Select Group of Eligible Employees (the "Plan"), the Company will provide eligible employees the opportunity to agree to the deferral of a specified percentage of their cash compensation. The obligations of the Company under such agreements (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. However, because the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the Company are restricted by net capital requirements under the Exchange Act, and under rules of certain exchanges and other regulatory bodies.

         The amount of compensation to be deferred by each participating employee (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more Benchmark Return Options individually chosen by each Participant from a list of investment media. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the Selected Benchmark

Return Options, including any appreciation or depreciation. The Obligations will be denominated and be payable in United States dollars.

         A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

         The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

         The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Other than any trustee under the grantor trust, no trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

ITEM 5.  INTERESTS OF EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Article XIII, Section 2 of the Restated Certificate of Incorporation of the Company provides in effect that, subject to certain limited exceptions, the Company shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. Like indemnification and insurance is also provided to those employees of the Company who serve as administrators of the Plan. In addition, the Company has entered into contracts with all of its directors providing for indemnification of such persons by the Company to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

5        Opinion of Sidley Austin Brown & Wood LLP.
15       Letter re: unaudited interim financial information.
23(a)    Consent of Sidley Austin Brown & Wood LLP (included as part of
         Exhibit 5).
23(b)    Consent of Deloitte & Touche LLP.
24       Power of Attorney (included on page 5).

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York and State of New York on the 3rd day of September, 2002.

                                 MERRILL LYNCH & CO., INC.

                                 By:           /s/ David H. Komansky
                                     -------------------------------------------
                                                   David H. Komansky
                                              (Chairman of the Board and
                                                Chief Executive Officer)

         Each person whose signature appears below appoints David H. Komansky,
E. Stanley O'Neal, Thomas H. Patrick and Rosemary T. Berkery, individually as true and lawful attorneys-in-fact and agents, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each Registration Statement amended hereby, and to file the same, with all exhibits and other related documents, with the Securities and Exchange Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of September, 2002.

                       Signature                                                        Title
                       ---------                                                        -----
         /s/ David H. Komansky                                       Director, Chairman of the Board and
---------------------------------------------------------            Chief Executive Officer (Principal
            (David H. Komansky)                                      Executive Officer)


         /s/ Thomas H. Patrick                                       Executive Vice President and
---------------------------------------------------------            Chief Financial Officer (Principal
            (Thomas H. Patrick)                                      Financial Officer)


          /s/ John J. Fosina                                         Controller (Principal Accounting
---------------------------------------------------------            Officer)
            (John J. Fosina)

                       Signature                                                        Title
                       ---------                                                        -----
         /s/ W.H. Clark                                                               Director
---------------------------------------------------------
            (W.H. Clark)

         /s/ Jill K. Conway                                                           Director
---------------------------------------------------------
            (Jill K. Conway)

         /s/ George B. Harvey                                                         Director
---------------------------------------------------------
            (George B. Harvey)

         /s/ Robert P. Luciano                                                        Director
---------------------------------------------------------
            (Robert P. Luciano)

         /s/ Heinz-Joachim Neuburger                                                  Director
---------------------------------------------------------
            (Heinz-Joachim Neuburger)

         /s/ David K. Newbigging                                                      Director
---------------------------------------------------------
            (David K. Newbigging)

         /s/ E. Stanley O'Neal                                                        Director
---------------------------------------------------------
             (E. Stanley O'Neal)

         /s/ Aulana L. Peters                                                         Director
---------------------------------------------------------
            (Aulana L. Peters)

         /s/ John J. Phelan, Jr.                                                      Director
---------------------------------------------------------
            (John J. Phelan, Jr.)

         /s/ Joseph W. Prueher                                                        Director
---------------------------------------------------------
            (Joseph W. Prueher)

                                  EXHIBIT INDEX

Exhibit No.       Description                                                                             Page
-----------       -----------                                                                             ----
* 5               Opinion of Sidley Austin Brown & Wood LLP.

* 15              Letter re: unaudited interim financial information.

* 23(a)           Consent of Sidley Austin Brown & Wood LLP (included as part of Exhibit 5).

* 23(b)           Consent of Deloitte & Touche LLP.

* 24              Power of Attorney (included on page 5).


* Filed herewith.